Exhibit 5.2

October 2, 2013

Kilroy Realty Corporation

Suite 200

12200 West Olympic Boulevard

Los Angeles, California 90064

Re:	Kilroy Realty Corporation, a Maryland corporation (the “Company”) – Resale of up to One Million Nine Hundred Sixty-Two Thousand Thirty-Seven (1,962,037) shares (the “Shares”) of common stock, par value one cent ($.01) per share (“Common Stock”), with One Million Eight Hundred Twenty-One Thousand Five Hundred Three (1,821,503) of such Shares to be issued to certain holders (the “Selling Stockholders”) of units of limited partnership interest (“Units”) in Kilroy Realty, L.P., a Delaware limited partnership (the “Partnership”), upon exchange of such Units (the “Unissued Shares”), and One Hundred Forty Thousand Five Hundred Thirty-Four (140,534) of such Shares being currently issued and outstanding Common Stock to be offered and resold by certain Selling Stockholders of the Company (the “Issued Shares”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company under the Registration Statement on Form S-3, filed with the United States Securities and Exchange Commission (the “Commission”) on October 2, 2013, and any additional amendments thereto (the “Registration Statement”), if any are to be filed with the Commission subsequent to the date hereof. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 21, 1997; Articles Supplementary filed with the Department on February 6, 1998; Articles Supplementary filed with the

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

Department on April 20, 1998; Articles Supplementary filed with the Department on October 15, 1998; Articles Supplementary filed with the Department on November 25, 1998; Certificate of Correction filed with the Department on March 4, 1999; Articles Supplementary filed with the Department on December 10, 1999; Articles Supplementary filed with the Department on December 30, 1999; Articles Supplementary filed with the Department on October 23, 2003; Articles Supplementary filed with the Department on March 11, 2004; Articles Supplementary filed with the Department on March 11, 2004; Articles Supplementary filed with the Department on December 3, 2004; Articles Supplementary filed with the Department on December 3, 2004; Articles Supplementary filed with the Department on October 2, 2008; Articles Supplementary filed with the Department on October 2, 2008, Articles of Amendment filed with the Department on May 27, 2009; Articles of Restatement filed with the Department on February 2, 2010; Articles Supplementary filed with the Department on March 23, 2012; Articles Supplementary filed with the Department on May 23, 2012; Articles of Restatement filed with the Department on May 23, 2012; Articles Supplementary filed with the Department on August 14, 2012 and Articles Supplementary filed with the Department on December 19, 2012;

(ii)	the Amended and Restated Bylaws of the Company adopted as of January 26, 1997, and amended by Amendment No. 1 to the Amended and Restated Bylaws dated May 17, 2007, and the Second Amended and Restated Bylaws of the Company, adopted as of December 11, 2008, as amended by the Amendment No. 1 to the Second Amended and Restated Bylaws, adopted as of May 27, 2009 (together, the “Bylaws”);

(iii)	the Written Organizational Action of the Board of Directors of the Company, dated as of September 13, 1996 (the “Organizational Minutes”);

(iv)	resolutions adopted by the Board of Directors of the Company on October 2, 1998, March 20, 2002, September 19, 2008 and July 31, 2012, which, among other things, authorized the issuance of the Shares (collectively, the “Directors’ Resolutions”);

(v)	the Registration Statement filed by the Company with the Commission under the Act, the related prospectus supplement, dated October 2, 2013, and the final base prospectus, dated October 2, 2013;

(vi)

the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated March 5, 2004, as amended by the First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 7, 2004, the Second Amendment to

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 2, 2008 and the Third Amendment to Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 21, 2009, the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 27, 2012, and the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership dated as of August 15, 2012 (together the “Partnership Agreement”);

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

(viii)	a certificate of two officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws, the Organizational Minutes, the Directors’ Resolutions and the Partnership Agreement are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions, as to the number of issued and outstanding Shares, the authorization for issuance and the issuance of the Issued Shares and the receipt by the Company of the consideration therefor, and as to the authorization for issuance of the Unissued Shares; and

(ix)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

any of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	upon the issuance of the Unissued Shares subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Unissued Shares are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

(e)	none of the Unissued Shares issued subsequent to the date hereof will be issued in violation of the provisions of Article IV, Section E of the Charter relating to restrictions on ownership and transfer of stock.

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company is a corporation duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)	The Unissued Shares have been duly reserved and authorized for issuance by all necessary corporate action on the part of the Company, and if, and when such Unissued Shares are issued and delivered by the Company to the Selling Stockholders in exchange of Units of the Partnership, upon and subject to the terms and conditions set forth in the Partnership Agreement and the Directors’ Resolutions, such Unissued Shares will be duly authorized, validly issued, fully paid and non-assessable.

(3)	The Issued Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and the Issued Shares have been issued and delivered in exchange for the consideration therefor and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

BALLARD SPAHR LLP

Kilroy Realty Corporation

October 2, 2013

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration Statement entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP